Exhibit 4.2

THIRD AMENDMENT TO CREDIT AGREEMENT

THIS THIRD AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of June 1, 2006, is by and among AMEDISYS, INC., a Delaware corporation (the “Borrower”), those Domestic Subsidiaries of the Borrower identified as a “Guarantor” on the signature pages hereto (individually a “Guarantor” and collectively the “Guarantors”) and WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent on behalf of the Lenders (defined below) under the Credit Agreement (defined below) (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, the Borrower, the Guarantors, certain banks and financial institutions from time to time party thereto (the “Lenders”) and the Administrative Agent are parties to that certain Credit Agreement dated as of July 11, 2005 (as previously amended or modified and as further amended, modified, supplemented, or restated from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement, as amended hereby);

WHEREAS, the Credit Parties have requested the written consent of all Lenders to amend certain provisions of the Credit Agreement; and

WHEREAS, the Lenders are willing to make such amendments to the Credit Agreement, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AMENDMENTS TO CREDIT AGREEMENT

1.1 Replacement Definitions. The following definitions set forth in Section 1.1 of the Credit Agreement are hereby amended and restated in their entirety to read as follows:

“Applicable Percentage” shall mean, for any day, the rate per annum set forth below opposite the applicable Level then in effect (based on the Borrower’s Leverage Ratio), it being understood that the Applicable Percentage for (i) Alternate Base Rate Loans shall be the percentage set forth under the column “Alternate Base Rate Margin”, (ii) LIBOR Rate Loans shall be the percentage set forth under the column “LIBOR Rate Margin and Letter of Credit Fee”, (iii) the Letter of Credit Fee shall be the percentage set forth under the column “LIBOR Rate Margin and Letter of Credit Fee”, and (iv) the Commitment Fee shall be the percentage set forth under the column “Commitment Fee”:

Level	Leverage Ratio	Alternate Base Rate Margin	LIBOR Rate Margin and Letter of Credit Fee	Commitment Fee
I	≤ 0.75 to 1.0	0.50%	1.50%	0.375%
II	> 0.75 to 1.0 but ≤ 1.50 to 1.0	0.75%	1.75%	0.375%
III	> 1.50 to 1.0	1.25%	2.25%	0.500%

The Applicable Percentage shall, in each case, be determined and adjusted quarterly on the date five (5) Business Days after the date on which Administrative Agent has received from the Borrower the quarterly financial information and certifications required to be delivered to Administrative Agent and Lenders in accordance with the provisions of Sections 5.1(a), 5.1(b) and 5.2(b) (each an “Interest Determination Date”). Subject to the last sentence of this definition, such Applicable Percentage shall be effective from an Interest Determination Date until the next Interest Determination Date. If Borrower shall fail to provide the quarterly financial information and certifications in accordance with the provisions of Sections 5.1(a) and 5.1(b), the Applicable Percentage shall, on the date five (5) Business Days after the date by which Borrower was so required to provide such financial information and certifications to Administrative Agent and Lenders, be based on Level III until such time as such information and certifications are provided, whereupon the Level shall be determined by the then current Leverage Ratio.

“Consolidated Capital Expenditures” shall mean, for any period, all capital expenditures of the Borrower and its Subsidiaries on a consolidated basis for such period, as determined in accordance with GAAP; provided that the following shall not be considered Consolidated Capital Expenditures for purposes of this Credit Agreement: (i) capital expenditures made by the Borrower or one of its Subsidiaries during the second fiscal quarter of 2005 in connection with its purchase of the land located at its headquarters in Baton Rouge, Louisiana (the “Headquarters”) for the amount of $4,300,000, (ii) capital expenditures made by the Borrower and its Subsidiaries prior to June 30, 2007 with respect to the upfit of the buildings and other improvements located at the Headquarters (except for capital expenditures consisting of ordinary course maintenance and improvements to the Headquarters) in an aggregate amount up to $19,000,000, (iii) Point of Care Project Capital Expenditures made by the Borrower and its Subsidiaries prior to June 30, 2008 in an amount not to exceed $5,000,000 during any 12-month period or $9,000,000 in the aggregate and (iv) capital expenditures made both pursuant to and at the time of a Permitted Acquisition.

1.2 New Definition. The following definition is hereby added to Section 1.1 of the Credit Agreement in the appropriate alphabetical order:

“Point of Care Project Capital Expenditures” shall mean the purchase of computers, handheld devices, accessories and related equipment and software for use in the field by employees of the Borrower and its Subsidiaries

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1.3 Permitted Investments. Clause (ix) in the definition of Permitted Investments, as set forth in Section 1.1 of the Credit Agreement, is hereby amended and restated in its entirety to read as follows:

(ix) additional loan advances and/or Investments of a nature not contemplated by the foregoing clauses hereof, provided that such loans, advances and/or Investments made pursuant to this clause shall not exceed an aggregate amount of $2,000,000.

1.4 Correction to Section 2.2(b). The parties hereby acknowledge and agree that the final Principal Amortization Payment Date before the Maturity Date of the Initial Term Loan, as referenced in Section 2.2(b) of the Credit Agreement is hereby changed to read “March 31, 2010.”

ARTICLE II

CONDITIONS TO EFFECTIVENESS

2.1 Closing Conditions.

This Amendment shall become effective as of the date hereof (the “Third Amendment Effective Date”) upon satisfaction of the following conditions (in form and substance reasonably acceptable to the Administrative Agent):

(a) Executed Amendment. The Administrative Agent shall have received a copy of this Amendment duly executed by each of the Credit Parties and the Administrative Agent, on behalf of all of the Lenders.

(b) Executed Consents. The Administrative Agent shall have received executed consents, in the form of Exhibit A attached hereto, from all of the Lenders, in each case authorizing the Administrative Agent to enter into this Amendment on their behalf.

ARTICLE III

MISCELLANEOUS

3.1 Amended Terms. All references to the Credit Agreement in each of the Credit Documents shall hereafter mean the Credit Agreement as amended by this Amendment. Except as specifically amended hereby or otherwise agreed, the Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.

3.2 Real Estate Documentation. Upon the reasonable request of the Administrative Agent, the Credit Parties shall deliver to the Administrative Agent an updated survey and/or a datedown endorsement to the Mortgage Policy with respect to the Mortgaged Property located in Baton Rouge, Louisiana, which survey and title endorsement shall be in form and substance satisfactory to the Administrative Agent.

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3.3 Representations and Warranties of Credit Parties. Each of the Credit Parties represents and warrants as follows as of the date hereof, after giving effect to this Amendment:

(a) It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(b) This Amendment has been duly executed and delivered by such Person and constitutes such Person’s valid and legally binding obligations, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c) No consent, approval, authorization or order of, or filing, registration or qualification with, any Governmental Authority or third party is required in connection with the execution, delivery or performance by such Person of this Amendment.

(d) The representations and warranties set forth in Article III of the Credit Agreement are true and correct as of the date hereof (except for those which expressly relate to an earlier date).

3.4 Acknowledgment of Guarantors. The Guarantors acknowledge and consent to all of the terms and conditions of this Amendment and agree that this Amendment and all documents executed in connection herewith do not operate to reduce or discharge the Guarantors’ obligations under the Credit Documents.

3.5 Credit Document. This Amendment shall constitute a Credit Document under the terms of the Credit Agreement.

3.6 Entirety. This Amendment and the other Credit Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

3.7 Counterparts; Telecopy. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart to this Amendment by telecopy shall be effective as an original and shall constitute a representation that an original will be delivered.

3.8 General Release. In consideration of the Lenders entering into this Amendment, the Credit Parties hereby release each of the Administrative Agent, the Lenders, and the Administrative Agent’s and the Lenders’ respective officers, employees, representatives, agents, counsel and directors from any and all actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, now known or unknown, suspected or unsuspected to the extent that any of the foregoing arises from any action or failure to act under

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the Credit Documents on or prior to the date hereof, except, with respect to any such Person being released hereby, any actions, causes of action, claims, demands, damages and liabilities arising out of such Person’s gross negligence or willful misconduct.

3.9 GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

3.10 Consent to Jurisdiction and Service of Process; Waivers of Jury Trial and Consequential Damages. The jurisdiction, service of process and waivers of jury trial and consequential damages provisions set forth in Sections 9.14 and 9.17 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

3.11 Fees. The Borrower agrees to pay all fees and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the fees and expenses of Moore & Van Allen PLLC.

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AMEDISYS, INC.

THIRD AMENDMENT TO CREDIT AGREEMENT

IN WITNESS WHEREOF the Borrower, the Guarantors and the Lenders have caused this Amendment to be duly executed on the date first above written.

BORROWER:	AMEDISYS, INC., a Delaware corporation

	By:	/s/ William F. Borne
	Name:	William F. Borne
	Title:	Chief Executive Officer

AMEDISYS, INC.

THIRD AMENDMENT TO CREDIT AGREEMENT

GUARANTORS:

AMEDISYS HOME HEALTH, INC. OF ALABAMA AMEDISYS HOME HEALTH, INC. OF FLORIDA AMEDISYS HOME HEALTH, INC. OF SOUTH CAROLINA AMEDISYS HOME HEALTH, INC. OF VIRGINIA

HOME HEALTH OF ALEXANDRIA, INC.

AMEDISYS LOUISIANA, L.L.C.

AMEDISYS LA ACQUISITIONS, L.L.C.

AMEDISYS PRIVATE DUTY OF GEORGIA, INC. AMEDISYS, INC.

AMEDISYS GEORGIA, L.L.C.

AMEDISYS NORTHWEST, L.L.C.

AMEDISYS NORTH CAROLINA, L.L.C.

AMEDISYS OKLAHOMA, L.L.C.

AMEDISYS TENNESSEE, L.L.C.

AMEDISYS SPECIALIZED MEDICAL SERVICES, INC. AMEDISYS QUALITY OKLAHOMA, L.L.C.

AMEDISYS EQUITY GROUP, L.L.C.

AMEDISYS HEALTH MANAGEMENT, L.L.C.

AMEDISYS TEXAS, LTD

AMEDISYS ARKANSAS, LLC

AMEDISYS DIABETIC SUPPLY, L.L.C.

AMEDISYS HOSPICE, L.L.C.

AMEDISYS MISSISSIPPI, L.L.C.

AMEDISYS SOUTH FLORIDA, L.L.C.

AMEDISYS SC, L.L.C.

AMEDISYS PROPERTY, LLC

AMEDISYS MARYLAND, L.L.C.

AMEDISYS HOLDINGS, LLC

HMR ACQUISITION, INC.

HOUSECALL MEDICAL RESOURCES, INC.

ADVENTA HOSPICE, INC.

HHC, INC.

HOUSECALL HOME HEALTH, INC.

HOUSECALL MEDICAL SERVICES, INC.

HOUSECALL SCS MANAGEMENT, INC.

HOUSECALL SIC MANAGEMENT, INC.

HOUSECALL SUPPORTIVE SERVICES, INC. HOUSECALL, INC.

AMEDISYS SP-KY, L.L.C.

AMEDISYS SP-IN, L.L.C.

AMEDISYS SP-TN, L.L.C.

AMEDISYS SP-OH, L.L.C.

AMEDISYS MISSOURI, L.L.C.

AMEDISYS WEST VIRGINIA, L.L.C.

ARNICA THERAPY SERVICES, L.L.C.

ARETE MEDICAL SERVICES, L.L.C.

	By:	/s/ William F. Borne
	Name:	William F. Borne
	Title:	Chief Executive Officer

AMEDISYS, INC.

THIRD AMENDMENT TO CREDIT AGREEMENT

ADMINISTRATIVE AGENT:	WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent on behalf of the Lenders

	By:	/s/ Scott Santa Cruz
	Name:	Scott Santa Cruz
	Title:	Director

EXHIBIT A

CONSENT TO THIRD AMENDMENT

TO CREDIT AGREEMENT

This Consent is given pursuant to the Credit Agreement, dated as of July 11, 2005 (as previously amended and modified, the “Credit Agreement”; and as further amended by the Third Amendment (as defined below), the “Amended Credit Agreement”), by and among Amedisys, Inc., a Delaware corporation (the “Borrower”), those Domestic Subsidiaries of the Borrower identified as a “Guarantor” on the signature pages thereto (individually a “Guarantor” and collectively the “Guarantors”), the certain banks and financial institutions from time to time party thereto (the “Lenders”) and Wachovia Bank, National Association, as administrative agent for the Lenders (the “Administrative Agent”). Capitalized terms used herein shall have the meanings ascribed thereto in the Credit Agreement unless otherwise defined herein.

The undersigned hereby approves the amendment of the Credit Agreement effected by the Third Amendment to Credit Agreement attached as Exhibit A hereto (the “Third Amendment”). The undersigned hereby authorizes the Administrative Agent to execute and deliver the Third Amendment on its behalf (and, by its execution below, the undersigned agrees to be bound by the terms and conditions of the Third Amendment and the Credit Agreement).

Delivery of this Consent by telecopy shall be effective as an original.

A duly authorized officer of the undersigned has executed this Consent as of the              day of                         , 2006.

,
as a Lender

By:
Name:
Title:

Exhibit A

Third Amendment to Credit Agreement